Exhibit 5.1

DURHAM JONES & PINEGAR, P.C. 111 East Broadway, Suite 900 P O Box 4050 Salt Lake City, Utah 84110 801.415.3000 801.415.3500 Fax www.djplaw.com

June 2, 2011

Board of Directors

USANA Health Sciences, Inc.

3838 West Parkway Blvd.

Salt Lake City, Utah 84120

Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 5,000,000 shares of Common Stock, $0.01 par value (the “Shares”), of USANA Health Sciences, Inc., a Utah corporation (the “Company”), issuable under the USANA Health Sciences, Inc. 2006 Equity Incentive Award Plan, as amended (the “Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Utah Revised Business Corporation Act, including the statutory provisions and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

DURHAM JONES & PINEGAR, P.C.

/s/ Durham Jones & Pinegar, P.C.

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